UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                        International Aircraft Investors
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    458860103
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP NO. 458860103
-------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Pilgrim Holdings Corporation
   06-1389975
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   N/A                                                                (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None. Pursuant to Rule 13d-4, Pilgrim Holdings Corporation declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

                               PAGE 2 OF 9 PAGES

-------------------
CUSIP NO. 458860103
-------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Pilgrim Group, Inc.
   95-4516050
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   N/A                                                                (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None. Pursuant to Rule 13d-4, Pilgrim Group, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

                                PAGE 3 OF 9 PAGES

-------------------
CUSIP NO. 458860103
-------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Pilgrim Investments, Inc.
   95-4516049
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   N/A                                                                (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    375,000
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   375,000. Pursuant to Rule 13d-4, Pilgrim Investments, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.9%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA
   -----------------------------------------------------------------------------

                                PAGE 4 OF 9 PAGES

-------------------
CUSIP NO. 458860103
-------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Pilgrim Bank and Thrift Fund, Inc.
   95-4020286
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
   N/A                                                                (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Maryland
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    375,000
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    375,000
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   375,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   N/A
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   8.90%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IV
   -----------------------------------------------------------------------------

                                PAGE 5 OF 9 PAGES

ITEM 1.

     (a)  Name of Issuer:

          International Aircraft Investors

     (b)  Address of Issuer's Principal Executive Offices:

          3655 Torrance Boulevard, Suite 410 Torrance, California 90503

ITEM 2.

     (a)  Name of Person Filing:

          Pilgrim Holdings Corporation
          Pilgrim Group, Inc.
          Pilgrim Investments, Inc.
          Pilgrim Bank and Thrift Fund, Inc.

     (b)  Address of Principal Business Offices or, if none, Residence:

          Pilgrim Holdings Corporation: 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004-4424

     (c)  Citizenship

          Not applicable

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          458860103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under section 15 of the Act,

        (b) [ ] Bank as defined in section 3(a)(6) of the Act,

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

                               Page of 6 of 9

        (d) [X] Investment Company registered under Section 8 of the Investment Company Act of 1940,

        (e) [X] An investment adviser in accordance with  ss.240.13d-1(b)(1)
                (ii)(E),

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

        (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

        (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

        Items (a) through (c): See items 1 and 5-11 of the cover pages to this filing.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Pilgrim Investments, Inc., which is a registered investment adviser under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of Pilgrim Group, Inc., which is a wholly-owned subsidiary of Pilgrim Holdings Corporation. The reported shares were beneficially owned by Pilgrim Bank and Thrift Fund, Inc., which is a registered investment company for which Pilgrim Investments, Inc. serves as investment adviser.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   PILGRIM HOLDINGS CORPORATION


Feburary 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM GROUP, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM INVESTMENTS, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM BANK AND THRIFT FUND, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President

                             Joint Filing Agreement

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding of Pilgrim Bank and Thrift Fund, Inc. as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 14th day of February, 2000.


                                   PILGRIM HOLDINGS CORPORATION


Feburary 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM GROUP, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM INVESTMENTS, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President


                                   PILGRIM BANK AND THRIFT FUND, INC.


February 14, 2000                  By: /s/ James M. Hennessy
                                   Name: James M. Hennessy
                                   Title: Executive Vice President